Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of June 12, 2026 (the “Effective Date”), by and Greenway Technologies, Inc., a Texas corporation (the “Company”), and Doug Cogan (“Executive”). The Company and Executive are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

PRELIMINARY STATEMENTS

a. The Company desires to continue to employ Executive as its Chief Executive Officer, and Executive desires to be employed by the Company as its Chief Executive Officer.

b. The Company and Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to Executive’s employment by the Company.

C. The Company hereby continues to employ Executive, and Executive hereby accepts employment with the Company, for the period and upon the terms and conditions contained in this Agreement.

AGREEMENT

In consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1. TERM. This Agreement shall be for a term commencing on the Effective Date and ending on the third anniversary of the Effective Date (such period of employment, the “Initial Term”), followed by automatic renewals of one year thereafter (each a “Renewal Term” and, together with the Initial Term, the “Term”) unless the Company or Executive provides written notice of termination to the other Party at least 60 days prior to the end of the Initial Term or any Renewal Term. For the purposes hereof, the termination of this Agreement due to the Company providing written notice of termination pursuant to this Section 1 at least 60 days prior to the end of the Initial Term or any Renewal Term will be deemed to be a termination of Executive’s employment by Company without Cause (as defined below).

2. POSITION; DUTIES. During the Term, the Company shall employ Executive as the Chief Executive Officer. Executive shall report directly to the Board of Directors of the Company (the “Board”). Executive agrees to serve as a member of the Board. Executive shall also have such other duties and responsibilities that are commensurate with Executive’s position as Chief Executive Officer as stated in the Amended and Restated Bylaws of the Company and as otherwise specifically delegated to Executive from time to time by the Board. Executive shall devote a reasonable amount of Executive’s business time, effort and energies to the business of the Company as is necessary to fulfill Executive’s duties and responsibilities hereunder, which shall include reasonable business travel.

3. COMPENSATION AND BENEFITS. Subject in each case to the provisions of Section 4 in the event that Executive’s employment hereunder terminates, Executive shall be entitled to the following compensation and benefits during the Term.

(a) Base Salary. The Company will pay Executive a base salary at an annual rate of $240,000 (the “Base Salary”), payable in accordance with the Company’s payroll practices at the Company’s discretion, less all applicable payroll deductions and tax withholdings. The Board may increase the Base Salary up to 5% annually in its discretion.

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(b) Bonus. Following the first full calendar year of recurring royalty revenues received by the Company with respect to any licensing commercialization activities, and for each calendar year thereafter during the Term, Executive shall be eligible for a discretionary bonus (the “Bonus”), less all applicable payroll deductions and tax withholdings, which shall be based upon the achievement of certain performance goals as established by the Company for each such year and subject to approval by the Board. An initial target bonus of up to 25% of the Base Salary (i.e., $60,000) has been established, subject to change by the Board. Any Bonus shall be paid in the calendar year immediately following the calendar year in which any such Bonus was achieved at the time such bonuses are ordinarily paid by the Company, but no later than March 15th. Notwithstanding anything in this Section 3(b) to the contrary, Executive must be employed by the Company on the applicable payment date to receive any Bonus. The awarding of bonuses, if any, shall be determined in the sole discretion of the Board.

(c) Equity Compensation. As soon as administratively practicable following the Effective Date, subject to approval by the Board, the Company shall initially grant to Executive 2,500,000 shares of common stock on such terms and conditions as the Board shall determine and approve in its sole discretion, and subject to the terms of an award agreement. In addition, on an annual basis, the Company may grant to Executive, subject to approval of the Board, annual equity awards subject to performance vesting conditions as determined in the sole discretion of the Board. All awards granted to Executive shall be subject to and governed by the terms and provisions the award agreements evidencing such awards.

(d) Expense Reimbursement. The Company will reimburse Executive for business expenses reasonably incurred by Executive in the performance of Executive’s duties with the Company, in accordance with the Company’s usual policies and practices; provided, however, that any expenses in excess of $5,000 shall be approved in advance by the Company.

(e) Other Benefits. Executive will be eligible to participate in any of the Company’s incentive and employee benefit plans and programs applicable to senior executives generally when such plans are adopted by the Company, including, without limitation, medical, dental, vision and term life insurance, and on a basis no less favorable than those provided to other senior executives. Executive will also be entitled to participate in the Company’s 401(k) plan, if any.

(f) Paid Time Off. Executive shall be entitled to 4 weeks per year of paid time off to be used at Executive’s discretion in accordance with the Company’s standard written policies, as may be amended by the Company from time to time in its sole discretion.

(g) Indemnification. The Company agrees to defend and indemnify Executive to the maximum amount permitted by law.

4. CONSEQUENCES OF TERMINATION. The payments under this Section 4 are the only termination payments to which Executive is entitled upon termination of Executive’s employment prior to the end of the Term. The Parties agree that, upon the termination of Executive’s employment (regardless of reason), Executive shall be deemed to have automatically resigned from all officer, director and other positions of any kind with the Company and its subsidiaries.

(a) Termination by Company for Cause or Termination by Executive without Good Reason. If Executive’s employment under this Agreement is terminated prior to the end of the Term by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below), Executive will be entitled to receive the following (payable within 30 days following the Termination Date (as defined below)):

(i) Base Salary earned through the date that Executive’s employment hereunder terminates (the “Termination Date”); and

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(ii) unpaid expense reimbursements and vested amounts and benefits, if any, in accordance with the terms of any applicable plan, program, corporate governance document, policy, agreement or arrangement of the Company other than the additional benefits provided to Executive under the terms of this Agreement (collectively, clauses (i) and (ii) of this paragraph (a) shall mean “Accrued Compensation”).

For purposes of this Agreement, “Cause” means a termination because of: (a) an act or acts of gross negligence, dishonesty, misrepresentation, fraud, bad faith, moral turpitude, violation of the Company’s (and/or any affiliate’s) policies (after 10 days’ notice thereof and Executive’s failure to cure such violation(s)), or willful malfeasance by Executive; (b) Executive’s indictment or conviction of, or pleading nolo contendere or guilty to, a felony, or any crime involving moral turpitude; (c) a material breach by Executive of this Agreement or any other agreement to which Executive and the Company (and/or any affiliate) are parties (after 20 days’ notice thereof and Executive’s failure to cure such violation(s)); (d) conduct which would likely have a materially adverse effect on Executive’s or the Company’s (and/or any affiliate’s) reputation and/or bring Executive and/or the Company (and/or any affiliate) into public contempt and/or ridicule; and (e) Executive’s failure or refusal to perform or intentional disregard of Executive’s duties and responsibilities hereunder, following, if curable, written notice by the Company to Executive which shall specify in reasonable detail the circumstances, and there shall be no Cause with respect to any such circumstances if cured by Executive within 30 days after such notice.

(b) Termination by the Company without Cause or Termination by Executive for Good Reason. If Executive’s employment under this Agreement is terminated prior to the end of the Term by the Company without Cause or by Executive for Good Reason, Executive will be entitled to receive the following:

(i) Accrued Compensation;

(ii) Bonus achieved in the immediately preceding calendar year prior to Termination Date to the extent that such Bonus is unpaid as of the termination date, payable at the same time bonuses are paid to similarly situated executives;

(iii) severance equal to one times the sum of (A) Executive’s Base Salary in effect at the time Executive’s employment terminates and (B) Executive’s target bonus for the year of termination;

(iv) reimbursement of Executive for 12 months of the premiums associated with Executive’s continuation of health insurance for Executive and Executive’s family pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided that Executive timely elects and is eligible to continue to receive COBRA benefits (less all applicable tax withholdings), payable in accordance with the Employer’s normal expense reimbursement policy; and

(v) accelerated vesting of the unvested portion of any outstanding equity awards.

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In order to receive any payments or benefits under clauses (iii) through (v) of this paragraph (b), Executive must execute and deliver to the Company a release of claims of the Company as provided by the Company and such release must become irrevocable on or before the 60th day following the Termination Date. Subject to satisfaction of the release requirements set forth herein, any amounts payable pursuant to clause (iii) of this paragraph (b) shall be paid in a single sum cash payment on the 60th day following the Termination Date. For the purposes hereof, if the Company elects not to extend the Term pursuant to Section 1 above, Executive’s employment will be deemed to have been terminated by the Company without Cause. As of the Termination Date, except as set forth herein, Executive shall not be entitled to any further payments or benefits from the Company.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s express written consent: (i) a material diminution in Executive’s position, title, authority, or duties; or (ii) the relocation of Executive to a different permanent location outside of a 50 mile radius of the office where Executive is based as of the Effective Date. Executive must provide written notice to the Company of the existence of the condition constituting the Good Reason within 30 days of Executive’s having actual knowledge of the existence of the condition and, if the condition is curable, the Company will then have 30 days from receipt of such notice during which the Company may remedy the condition and not be required to pay the amounts set forth in this Section 4(b). If full cure is made by the Company within such 30-day cure period, Good Reason shall be deemed not to have occurred and Executive’s employment will be deemed to have continued under and subject to the provisions of this Agreement.

(c) Termination on Disability or Death. In the event that the employment of Executive terminates prior to the end of the Term by reason of Disability (as defined below), Executive shall be entitled to the payments set forth in Section 4(b), including payments under the Company’s long term disability insurance plan to the extent provided for therein. The Company may terminate Executive’s employment by reason of “Disability” as defined under the Company’s long-term disability plan, if adopted, and if no such plan has been adopted by the Company, “Disability” will result if Executive is absent from work for at least 180 consecutive days or for 180 days (whether or not consecutive) in any calendar year by reason of a physical or mental illness or injury. In the event that the employment of Executive terminates before the end of the Term by reason of death, the amounts set forth in Section 4(b) shall be paid to Executive’s estate and the death benefit under the Company’s life insurance program, if any, shall be paid to Executive’s designated beneficiary, or estate in the absence of designated beneficiary. In addition, if Executive’s employment under this Agreement is terminated prior to the end of the Term by reason of Disability or death, any unvested equity compensation that are granted to Executive shall become immediately vested and non-forfeitable on the Termination Date and shall be transferable or exercisable for the remainder of their terms.

(d) Change in Control. If Executive’s employment under this Agreement is terminated prior to the end of the Term by the Company without Cause or by Executive for Good Reason within one year after a Change in Control or within 90 days prior to a Change in Control (as defined below), Executive will be entitled to the payments and COBRA benefits set forth in Section 4(b); provided that the term “one times” in Section 4(b)(iii) shall be changed to “one and a half times” and such amounts under Section 4(b)(iii) shall be paid in a single sum cash payment on the 60th day following Executive’s termination of employment and otherwise subject to the terms thereof (including, without limitation, Executive’s execution of a release of claims).

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For purposes of this Agreement, “Change in Control” means any of the following:

(i) any one person or more than one person acting as a group directly or indirectly acquires ownership of shares of the Company that, together with the shares of the Company held by such person or group, constitutes more than 30% of the total fair market value or total voting power of the shares of the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than 30% of the total fair market value or total voting power of the shares of the Company, the acquisition of additional shares by the same person or persons shall not constitute a Change in Control under this clause (i); an increase in the percentage of shares of the Company owned by any one person or persons acting as a group as a result of a transaction in which the Company acquires its own shares in exchange for property will be treated as an acquisition of shares of the Company by such person or persons for purposes of this clause (i);

(ii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of such appointment or election; or

(iii) the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Internal Revenue Code of 1986, as amended.

5. RESTRICTIVE COVENANTS.

(a) Non-Competition. During the period of Executive’s employment hereunder and for the one year period thereafter, Executive shall not, within any county in which the Company or any subsidiary of the Company provides services, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business substantially similar to the Company’s current businesses. Investments in less than 5% of the outstanding securities of any class of a corporation subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, shall not be prohibited by this Section 5.

(b) Inventions and Confidential Information. The Parties recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets and confidential information. The strength and goodwill of the Company is derived from the specialized knowledge, trade secrets and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques and similar items of the Company and its subsidiaries. Executive acknowledges that the proprietary information, observations and data obtained by Executive while employed by the Company concerning the business or affairs of the Company are the property of the Company. By reason of Executive’s being a senior executive of the Company, Executive has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company’s operations and the operations of its subsidiaries, which operations extend throughout the United States. Therefore, Executive hereby agrees as follows and the following provisions apply, recognizing that the Company is relying on these agreements in entering into this Agreement:

(i) Restrictions. During the Term and thereafter, Executive will not use, disclose to others, or publish or otherwise make available to any other person any inventions or any confidential business information about the affairs of the Company, including, without limitation, to confidential information concerning the Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by Executive in the course of Executive’s past or future services for the Company. Executive agrees to hold and keep as confidential the Company’s books, papers, letters, formulas, memoranda, notes, plans, records, reports, computer tapes, printouts, software and other documents, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by Executive or otherwise coming into Executive’s possession, and on termination of Executive’s employment, or on demand of the Company, at any time, to deliver the same to the Company within 24 hours of such termination or demand. However, nothing in this Agreement prohibits Executive from using such confidential information or disclosing such information to those with a need to know such information to perform Executive’s job duties for the Company; from disclosing such confidential information as required by law or subpoena; or from testifying truthfully in any proceeding. Additionally, confidential information shall not include information (A) that is or shall become generally available to the public other than as a result of Executive’s unauthorized disclosure, (B) that was or becomes available to Executive on a non-confidential basis from a source other than the Company or any subsidiaries of the Company, or (C) that was developed by or for Executive independently of, and without the use of, any confidential information.

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(ii) No Interference. Notwithstanding any other provision of this Agreement, Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. The Parties agree that nothing in this Agreement is intended to interfere with Executive’s right to: (A) discuss Executive’s employment terms or conditions; (B) report possible violations of federal, state or local law or regulation to any governmental agency or entity charged with the enforcement of any laws; (C) make other disclosures that are protected under applicable law, including Section 7 of the National Labor Relations Act and the whistleblower provisions of federal, state or local law or regulation; (D) file a claim or charge with any federal, state or local government agency or entity; or (E) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any federal, state or local government or law enforcement agency, entity or court. In making or initiating any such reports or disclosures, Executive need not seek the Board’s prior authorization and is not required to notify the Company of any such reports or disclosures.

(iii) Defend Trade Secrets Act. Executive is hereby notified that 18 U.S.C. § 1833(b)(1) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(a) is made—(1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of Law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(c) Non-Solicitation. During the Term and for the one year period thereafter, Executive will not directly or indirectly through another entity (i) induce or otherwise attempt to influence any employee of the Company to leave the Company’s employ, (ii) hire or cause to be hired or induce a third party to hire, any such employee (unless the Board shall have authorized such employment and the Company shall have consented thereto in writing) or in any way interfere with the relationship between the Company and any employee thereof or (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business, or reduce the amount of business done, with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company.

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(d) No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that Executive’s performance of all the terms of this Agreement and Executive’s work duties for the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with any member of the Company. Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6. NONDISPARAGEMENT. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company which have been obtained and maintained through great costs, time and effort. Therefore, Executive agrees that during the Term and thereafter Executive shall not in any way disparage, libel or defame the Company, its business or business practices, its products and/or services, or its employees, officers and/or directors. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law. Nothing in this provision shall prohibit (a) Executive from making truthful statements in good faith in connection with any litigation, arbitration, governmental proceeding or similar proceeding, to defend or prosecute any claim or to the extent required by applicable law, legal process, subpoena, court order or similar requirement or (b) Executive from engaging in any criticism or other statements made internally within the Company on a need-to-know basis (provided such criticism or other statement is not presented in a disruptive or insubordinate manner) concerning the Company’s or any employee’s or other service provider’s performance or nonperformance.

7. COOPERATION. Following any termination of employment, Executive shall reasonably cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees for a period of 60 days following the Termination Date. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company. In the event that Executive is subpoenaed in connection with any litigation or investigation relating to the Company or its affiliates, Executive will promptly notify the Company. For the avoidance of doubt, Executive will be reimbursed for Executive’s reasonable costs and expenses incurred by Executive in complying with the terms of this Section 7. Executive acknowledges that Executive’s agreement to provide cooperation as set forth in this Section 7 is material to the Company.

8. REMEDY FOR BREACH AND MODIFICATION. The Parties acknowledge that the provisions of this Agreement are reasonable and necessary for the protection of the Parties and that a Party may be irreparably damaged if these provisions are not specifically enforced. Accordingly, each Party agrees that, in addition to any other relief or remedies available to the Parties, each Party shall be entitled to obtain appropriate temporary, preliminary and permanent injunctive or other equitable relief for the purposes of restraining the other Party from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith.

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9. SEVERABILITY; BLUE PENCIL. If any provision of this Agreement is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable. Executive and the Company agree that the covenants contained in Sections 5 and 6 are reasonable covenants under the circumstances and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants to such narrower scope as it determines to be enforceable and to enforce the remainder of these covenants as so amended. Executive and the Company further agree that if any provision of this Agreement is determined to be unenforceable for any reason, and such provision cannot be reformed by the court as anticipated above, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof.

10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. Signatures delivered by facsimile or email shall be effective for all purposes.

11. GOVERNING LAW; JURISDICTION.

(a) As a corporation with headquarters in Texas, the Company has an interest in having Texas law applied to contracts with its employees as well as disputes with them. Applying Texas law in this fashion affords the Parties predictability as to the law to be applied, as well as uniformity across the Company’s workforce. Consequently, this Agreement and the legal relations thus created between the Parties shall be governed by, and construed and interpreted in accordance with its express terms, and otherwise in accordance with the laws of the State of Texas, without regard to its choice of laws or conflicts of laws principles (whether of the State of Texas or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Texas.

(b) Either Party may seek to enforce this Agreement in the courts of the State of Texas. Each Party hereby consents to the non-exclusive jurisdiction of such courts (and the appropriate appellate courts) and waives any objection to lack of jurisdiction or improper or inconvenient venue of any such court. Process in any action or proceeding referred to in the preceding sentence may be served on either Party anywhere in the world, whether within or without the State of Texas. By signing below, Executive acknowledges that the Company has advised Executive to obtain legal counsel in negotiating the terms of this Agreement including without limitation this Section 11.

12. NOTICES. Any notice or other communication made or given in connection with this Agreement may be given by counsel, shall be in writing, and, if to a Party, shall be deemed to have been duly given when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by electronic mail or facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to a Party at Executive’s or its address or facsimile number set forth below or at such other address or facsimile number as a Party may specify by notice to the other Party:

If to Executive, to him at the offices of the Company with a copy to him at his home address, set forth in the records of the Company.

If to the Company:

Greenway Technologies, Inc.

1521 North Cooper Street, Suite 205

Arlington, Texas 76011

Attn: Board of Directors

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13. ENTIRE AGREEMENT; AMENDMENT. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and cannot be changed or terminated orally. Any amendment thereof must be in writing and signed by the Parties.

14. WAIVER. The failure of any Party or person to insist upon strict adherence to any term of this Agreement (including all attachments) on any occasion shall not be considered a waiver or deprive that Party or person of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement (including all attachments). Any waiver must be in writing and must specifically identify the provision(s) of this Agreement (including all attachments) being affected.

15. END OF TERM. The provisions of Sections 4 through 19 shall continue after the end of the Term in accordance with their terms.

16. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors, and permitted assigns. Executive may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company.

17. SECTION 409A. Anything in this Agreement to the contrary notwithstanding:

(a) To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) Executive is deemed at the time of Executive’s separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of the Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six months of Executive’s separation from service) shall not be made until the earlier of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 17 shall be paid to Executive or Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding Executive’s separation from service.

(b) In the case of any amounts payable to Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(c) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

18. CLAWBACK. To the extent required by Company policy, applicable law, government regulation and/or any applicable securities exchange listing standards, amounts paid or payable under this Agreement or under any equity plan (or equity award agreement) or any incentive plan of the Company shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company and applicable to executives of the Company generally, including, without limitation, pursuant to applicable law, government regulation or applicable securities exchange listing requirements, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement or under any equity plan or any incentive plan of the Company in the event of material misstatements, financial restatements, other bad acts (or inaction), or other events or occurrences consistent with any government regulation or securities exchange listing requirement. The Company reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures that are consistent with the immediately preceding sentence, including such policies and procedures applicable to this Agreement and under any equity plan or any incentive plan of the Company with retroactive effect.

19. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

(Signature page follows)

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Executive and the Company have signed this Agreement as of the date first above set forth.

GREENWAY TECHNOLOGIES, INC.

By:	/s/ Ransom Jones
Name:	Ransom Jones
Title:	Chief Financial Officer

EXECUTIVE

/s/ Doug Cogan
Doug Cogan

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